Exhibit 99.1

LaserCard Corporation Reports Results for
Fiscal Fourth Quarter and Year Ended March 31, 2009
Revenue Increased 34% Over Prior Year

Mountain View, Calif. – April 30, 2009 – LaserCard Corporation (NASDAQ:LCRD), a leading provider of secure ID solutions, today announced financial results for its fiscal 2009 fourth quarter and fiscal year ended March 31, 2009.

Revenues for the fourth quarter of fiscal 2009 were $14.7 million, compared with $10.9 million in the prior quarter and $7.3 million in the same quarter a year ago.  The GAAP net income for the fourth quarter of fiscal 2009 was $944,000, or $0.08 per diluted share, compared with a GAAP net loss of $849,000, or ($0.07) per diluted share in the prior quarter, and a GAAP net loss of $3.3 million, or ($0.27) per diluted share, in the same quarter a year ago.

For the fiscal year ended March 31, 2009, LaserCard reported revenues of $49.8 million, compared with prior fiscal year revenues of $37 million.  The GAAP net loss for fiscal 2009 was $940,000, or ($.08) per diluted share, compared with a GAAP net loss of $7.2 million, or ($0.60) per diluted share in the prior year.

Revenue from optical memory cards totaled $30.9 million in fiscal 2009, compared with $22.1 million in fiscal 2008.  Revenue from specialty cards and printers totaled $15.8 million in fiscal 2009 versus $13.2 million in fiscal 2008, with the remaining revenues coming from the enabling services and other products and services within the drive systems and services segment.  Optical memory card backlog at March 31, 2009 totaled $21.4 million.

LaserCard Corporation’s cash, cash equivalents, short-term investments and long-term investments were $29.3 million at March 31, 2009, compared with $18.5 million at March 31, 2008.  Debt at March 31, 2009 totaled $8.9 million compared with $0.1 million at March 31, 2008.

Non-GAAP Results:

The non-GAAP net income for the fourth quarter of fiscal 2009 was $1.6 million, or $0.13 per diluted share and a non-GAAP net loss of $2.8 million, or ($0.23) per diluted share, in the same quarter a year ago.

The non-GAAP net income for fiscal 2009 was $1.7 million, or $0.14 per diluted share, compared with a non-GAAP net loss of $5.1 million, or ($0.43) per diluted share for the previous year.

Non-GAAP net income (loss) and net income (loss) per diluted share exclude expenses related to SFAS123R stock-based compensation and the unrealized income (expense) relating to the fair value adjustment of auction rate securities and UBS put option agreement.

Highlights of FY2009:

●	Awarded subcontract for the supply of encoders and new advanced cards for the Department of Homeland Security’s U.S. Permanent Resident Card (“Green Card”) Program
●	Signed a card supply agreement with Gemalto (Euronext Paris: GTO) for new phase of the Kingdom of Saudi Arabia national ID card program
●	Awarded the Italian Ministry of Justice employee ID program
●	Completed installation of first end-to-end credentialing system (part of Enabling Services) in Costa Rica
●	Received initial purchase orders and delivered equipment and supplies for card issuing infrastructure for Angola National Citizen ID card program

“Fiscal 2009 was a year of improving financial results for LaserCard,” said Robert DeVincenzi, president and chief executive officer. “Full year revenues grew 34% over the prior year, reflecting the ramp-up of several major ID card programs, the expansion of our business into Africa and the initial contribution from the new Enabling Services component of our ID solutions offering. We also made important innovations related to our core technology and credentialing solutions. Among other enhancements, we are now delivering a broad set of contact and contactless technologies in combination with optical memory.

“Finally, our success in tuning LaserCard’s cost model has reduced manufacturing costs and improved production efficiencies, strengthening the company’s competitiveness as we enter fiscal 2010,” continued DeVincenzi.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the Company's fiscal 2009 fourth quarter and year end results today, April 30, 2009, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time.  For access to the conference call, please call 773-799-3302 by 1:50 p.m. Pacific Time.  A taped replay of the call will be available for one week.  To access the replay, please call 203-369-0999.  You will need to reference the passcode:  “LaserCard” and the conference leader: Robert DeVincenzi.  To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com.  The Internet Webcast will be archived for one year.  This press release will be furnished to the SEC on a Form 8-K and posted to our web site prior to today’s conference call.

About LaserCard Corporation
LaserCard Corporation, together with its subsidiaries, is a leading provider of secure ID solutions to governments and commercial clients worldwide. It develops, manufactures, and integrates LaserCard® optical memory cards, encoders, peripherals, smart and specialty cards, biometrics, and modular software. The company’s cards and systems are used in various applications, including citizen identification, border security, government service delivery and facility access.

For further information, please visit www.lasercard.com.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include statements regarding the company’s competitiveness in 2010 and the company’s innovations and the potential value thereof.  This and other forward-looking statements in this press release are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to any portion of our optical memory card backlog is cancelled by a customer, whether the important innovations lead to additional revenue, whether the reduction in costs will strengthen our competitiveness in fiscal 2010 as well as the risk factors detailed under the caption “Risk Factors” and elsewhere in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission.  Due to these and other risks, future actual results could differ materially from the Company’s expectations.  These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures" included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our "recurring core business operating results," meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  These non-GAAP financial measures may be different than those used by other companies, including our competitors.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, and unrealized fair-value adjustments less the related tax effects of such items. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation and the impairment charges. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. There are a number of limitations related to the use of non-GAAP net income versus net income calculated in accordance with GAAP. First, non-GAAP net income excludes some recurring costs, namely stock-based compensation. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Second, stock-based compensation is an important part of our employees' compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

LASERCARD CORPORATION AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenues	$14,676	$7,255	$49,771	$37,008
Cost of product sales	9,129	5,595	32,600	27,009
Gross profit	5,547	1,660	17,171	9,999

Operating expenses:
Selling, general, and administrative expenses	3,987	4,427	15,424	15,253
Research and development expenses	392	666	2,366	2,878
Total operating expenses	4,379	5,093	17,790	18,131
Operating income (loss)	1,168	(3,433)	(619)	(8,132)

Other income (loss), net	(141)	157	(235)	812

Income (loss) before income taxes	1,027	(3,276)	(854)	(7,320)

Provision for income tax (benefit)	83	(8)	86	(114)

Net income (loss)	$944	$(3,268)	$(940)	$(7,206)

Net income (loss) per share:
Basic	$0.08	$(0.27)	$(0.08)	$(0.60)
Diluted	$0.08	$(0.27)	$(0.08)	$(0.60)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	12,104	11,981	12,052	11,929
Diluted	12,114	11,981	12,052	11,929

LASERCARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2009 and 2008
(In thousands, except share and per share amounts)

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$15,912	$5,583
Short-term investments	174	-
Accounts receivable, net of allowance of $59 at March 31, 2009	10,217	2,952
and $35 at March 31, 2008
Inventories, net of reserves of $863 at March 31, 2009	14,232	13,080
and $913 at March 31, 2008
Deferred contract costs	345	303
Equipment held for resale	-	89
Prepaid and other current assets	934	1,618
Total current assets	41,814	23,625

Property and equipment, net of accumulated depreciation of $21,555 at March 31, 2009	10,872	11,700
and $20,294 at March 31, 2008
Long-term investments	13,239	12,875
Long-term deferred contract costs	568	561
Long-term equipment held for resale	7,062	6,599
Patents and other intangibles, net	400	402
Notes receivable	227	269
Other non-current assets	108	275
Total assets	$74,290	$56,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,698	$2,561
Accrued liabilities	3,397	3,221
Deferred income tax liability	234	405
Advance payments from customers	7,958	3,060
Short-term debt	8,681	-
Deferred revenue	589	589
Deferred rent	257	-
Capital lease obligation	72	30
Total current liabilities	22,886	9,866

Capital lease obligation, net of current portion	166	76
Advance payments from customers, net of current portion	26,122	23,770
Deferred revenue, net of current portion	3,788	3,437
Deferred rent, net of current portion	1,203	1,168
Income tax payable	277	263
Total liabilities	54,442	38,580

Stockholders' equity:
Common stock	121	120
Additional paid-in capital	66,422	63,868
Accumulated deficit	(46,807)	(45,867)
Accumulated other comprehensive income (loss)	112	(395)
Total stockholders' equity	19,848	17,726

Total liabilities and stockholders’ equity	$74,290	$56,306

LASERCARD CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Non-GAAP net income (loss):
GAAP net income (loss)	$944	$(3,268)	$(940)	$(7,206)
Stock-based compensation	607	478	2,357	2,089
(Gains)/losses on fair value of investment	(165)	-	1,267	-
(Gains)/losses related to the Put-Right option	221	-	(1,006)	-
Non-GAAP net income/(loss)	$1,607	$(2,790)	$1,678	$(5,117)

Non-GAAP EPS:
Net income (loss) per share - basic	$0.13	$(0.23)	$0.14	$(0.43)
Net income (loss) per share - diluted	$0.13	$(0.23)	$0.14	$(0.43)

Non-GAAP weighted -average shares outstanding:
Basic	12,104	11,981	12,052	11,929
Diluted	12,114	11,981	12,052	11,929

As reported GAAP:
Net income (loss) per share:
Basic	$0.08	$(0.27)	$(0.08)	$(0.60)
Diluted	$0.08	$(0.27)	$(0.08)	$(0.60)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	12,104	11,981	12,052	11,929
Diluted	12,114	11,981	12,052	11,929